Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zebra Technologies Corporation 2020 Employee Stock Purchase Plan of our reports dated February 13, 2020, with respect to the consolidated financial statements and schedule of Zebra Technologies Corporation and the effectiveness of internal control over financial reporting of Zebra Technologies Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 5, 2020